(As filed with the Securities and Exchange Commission on November 4, 2005)

                                                               File No. 70-10122



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
              -----------------------------------------------------

                                     POS AMC

                         Post-Effective Amendment No. 5
                                (Amendment No. 7)
                                       to
                                    FORM U-1
                             APPLICATION/DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                FirstEnergy Corp.
                    Ohio Edison Company and its Subsidiaries
        The Cleveland Electric Illuminating Company and its Subsidiaries
                 The Toledo Edison Company and its Subsidiaries
                           Pennsylvania Power Company
                   American Transmission Systems, Incorporated
                    FE Acquisition Corp. and its Subsidiaries
                FirstEnergy Properties, Inc. and its Subsidiaries
         FirstEnergy Facilities Services Group, LLC and its Subsidiaries
                                   FELHC, Inc.
                     FirstEnergy Securities Transfer Company
                      FirstEnergy Nuclear Operating Company
                FirstEnergy Solutions Corp. and its Subsidiaries
                 FirstEnergy Ventures Corp. and its Subsidiaries
                 Marbel Energy Corporation and its Subsidiaries
                           FirstEnergy Service Company
            Jersey Central Power & Light Company and its Subsidiaries
               Pennsylvania Electric Company and its Subsidiaries
                Metropolitan Edison Company and its Subsidiaries
                            York Haven Power Company
                   The Waverly Electric Power & Light Company
                     GPU Capital, Inc. and its Subsidiaries
                     GPU Electric, Inc. and its Subsidiaries
               GPU Diversified Holdings, LLC and its Subsidiaries
                      GPU Power, Inc. and its Subsidiaries
             FirstEnergy Telecom Services, Inc. and its Subsidiaries

                                GPU Nuclear, Inc.
                      MYR Group, Inc. and its Subsidiaries
                              76 South Main Street
                                Akron, Ohio 44308

                  (Names of companies filing this statement and
                     address of principal executive offices)

       -------------------------------------------------------------------

                                FIRSTENERGY CORP.

          (Name of top registered holding company parent of applicant)
       -------------------------------------------------------------------


              Leila L. Vespoli                     Douglas E. Davidson, Esq.
          Senior Vice President and                Thelen Reid & Priest LLP
               General Counsel                         875 Third Avenue
              FirstEnergy Corp.                    New York, New York 10022
            76 South Main Street
              Akron, Ohio 44308

                   (Names and addresses of agents for service)

       -------------------------------------------------------------------

     Post-Effective No. 4 in this proceeding, which was filed on October 13, 2005, is hereby amended and restated in its entirety to read a s follows:

Item 1.  Description Of Proposed Transactions
         ------------------------------------

     1.1 Introduction. By order dated June 30, 2003 in File No. 70-10122 (Holding Co. Act Release No. 27694), as modified by order dated November 25, 2003 (Holding Co. Act Release No 27769) (as modified, the "Current Financing Order"), the Commission authorized FirstEnergy Corp., an Ohio corporation ("FirstEnergy") and its subsidiaries to engage in a program of external financing, intrasystem financing, and other related transactions for the period through and including December 31, 2005 (the "Authorization Period"). In this Post-Effective Amendment, FirstEnergy and its subsidiaries named below are seeking a further order in this proceeding (a) extending the Authorization Period under the Current Financing Order from December 31, 2005 to February 8, 2006, and (b) extending the Commission's reservation of jurisdiction over various matters (as described below) under the Current Financing Order, also from December 31, 2005 to February 8, 2006.

     FirstEnergy directly or indirectly owns all of the outstanding common stock of ten electric utility subsidiaries, Ohio Edison Company ("Ohio Edison"), The Cleveland Electric Illuminating Company ("Cleveland Electric"), The Toledo Edison Company ("Toledo Edison"), American Transmission Systems, Incorporated ("ATSI"), Jersey Central Power & Light Company ("JCP&L"), Pennsylvania Electric Company ("Penelec"), Metropolitan Edison Company ("Met-Ed"), Pennsylvania Power Company ("Penn Power"), York Haven Power Company ("York Haven"), and The Waverly Electric Power & Light Company ("Waverly Electric"), which together provide service to approximately 4.3 million retail and wholesale electric customers in a 37,200 square-mile area in Ohio, New Jersey, New York and Pennsylvania. FirstEnergy's electric utility subsidiaries are referred to herein collectively as the "Utility Subsidiaries."

     FirstEnergy's principal non-utility subsidiaries are FirstEnergy Solutions Corp. ("FES"), FirstEnergy Facilities Services Group, LLC ("FEFSG"), MYR Group, Inc. ("MYR"), FirstEnergy Ventures Corp. ("FE Ventures") , FirstEnergy Nuclear Operating Company ("FENOC"), and FirstEnergy Service Company ("FE ServCo"). FES provides energy-related products and services and, through FirstEnergy Generation Corp. ("FE GenCo"), an "exempt wholesale generator" ("EWG") under
Section 32 of the Act, operates FirstEnergy's non-nuclear generation business. FENOC operates the Utility Subsidiaries' nuclear generating facilities. FEFSG is the parent company of several heating, ventilating, air conditioning and energy management companies, and MYR is a utility infrastructure construction service company. FE Ventures owns direct and indirect interests in a number of energy and telecommunications-related subsidiaries. FE ServCo provides legal, financial and other corporate support services to affiliated FirstEnergy companies. As used in this Post-Effective Amendment, the term "Non-Utility Subsidiaries" includes the non-utility subsidiaries named immediately above and their respective subsidiaries, as well as any other non-utility company owned or hereafter acquired or formed, directly or indirectly, by FirstEnergy pursuant to an applicable exemption or pursuant to an order of the Commission (including the Current Financing Order, as modified by the order requested herein).

     The Utility Subsidiaries and Non-Utility Subsidiaries are referred to collectively as the "Subsidiaries." FirstEnergy and the Subsidiaries are referred to collectively as the "Applicants."(1)

     1.2 Current Financing Authorization. Under the Current Financing Order, the Commission authorized FirstEnergy and the Subsidiaries to engage in the following transactions during the Authorization Period:

         (a) External Securities of FirstEnergy. FirstEnergy is authorized to increase its capitalization by issuing and selling from time to time through and including December 31, 2005, directly or indirectly through one or more special purpose financing entities (`Financing Subsidiaries"): (i) additional common stock and/or options, warrants, equity-linked securities or stock purchase contracts convertible into or exercisable for common stock, (ii) preferred stock and other forms of preferred securities (including trust preferred securities),
(iii) new long-term debt securities having maturities of one year or more up to 50 years, and (iv) commercial paper, promissory notes and other forms of short-term indebtedness having maturities of less than one year ("Short-term Debt") in an aggregate amount not to exceed $4.5 billion (excluding securities issued for purposes of refunding or replacing other outstanding securities where FirstEnergy's capitalization is not increased as a result thereof), provided that the aggregate amount of Short-term Debt at any time outstanding shall not exceed $1.5 billion;

         (b) Interest Rate Hedging Transactions. FirstEnergy is authorized to enter into and perform interest rate hedging transactions ("Hedge Instruments") and with respect to anticipated debt offerings ("Anticipatory Hedges") to manage volatility of interest rates associated with its and its Subsidiaries' outstanding indebtedness and anticipated debt offerings;

         (c) Employee/Shareholder Plans. FirstEnergy is authorized to issue and/or purchase on the open market for purposes of reissuance up to 30 million shares of common stock and/or stock options or other stock-based awards exercisable for common stock pursuant to its dividend reinvestment and stock-based management incentive and employee benefits plans ("Stock Plans") maintained by FirstEnergy for the benefit of shareholders, officers, directors and employees, all as more specifically described below;

--------------------

1 The other named Applicants to this Post-Effective Amendment, specifically, FE Acquisition Corp., FirstEnergy Properties, Inc., FELHC, Inc., FirstEnergy Securities Transfer Company, Marbel Energy Corporation, GPU Capital, Inc., GPU Electric, Inc., GPU Diversified Holdings, LLC, GPU Power, Inc., FirstEnergy Telecom Services, Inc., and GPU Nuclear, Inc., are all wholly-owned non-utility subsidiaries of FirstEnergy. Included in this list are entities that are "exempt wholesale generators" under
      Section 32 of the Act, "foreign utility companies" under Section 33 of the Act, "exempt telecommunications companies" under Section 34 of the Act, and companies that are engaged in (or were previously engaged in) various energy-related businesses, holding an interest in a gas pipeline, land management activities, holding investments in local economic development ventures, and managing nuclear plant decommissioning funds. Several of these companies are inactive. All other Applicants to this Post-Effective Amendment are indirect non-utility subsidiaries of FirstEnergy.

         (d) Rights Agreement. FirstEnergy is authorized to issue one purchase right together with each new share of common stock issued in accordance with the authority requested;(2)

         (e) Utility Subsidiary Short-term Debt. JCP&L, Penn Power, Met-Ed, Penelec, and ATSI are authorized to issue and sell Short-term Debt from time to time in an aggregate principal amount at any time outstanding not to exceed (i) in the case of JCP&L and Penn Power, the limitation on short-term indebtedness contained in their respective charters ($414 million and $49 million, respectively, as of June 30, 2005), (ii) $250 million in the case of each of Penelec and Met-Ed, and (iii) $500 million in the case of ATSI;

         (f) FirstEnergy Guarantees. FirstEnergy is authorized to provide guarantees and provide other forms of credit support ("FirstEnergy Guarantees") on behalf of its Subsidiaries in an aggregate amount which, taking into account any guarantees provided by Non-Utility Subsidiaries, will not exceed $4.0 billion outstanding at any time;

         (g) Money Pools. FirstEnergy is authorized to maintain and continue funding a money pool ("Utility Money Pool") for the Utility Subsidiaries, and a separate money pool ("Non-Utility Money Pool") for the benefit of the Non-Utility Subsidiaries (together, the "Money Pools"), and, to the extent not exempt under Rule 52, the Subsidiaries to borrow and extend credit to each other through the Money Pools (and in connection therewith, to issue and acquire demand notes evidencing such borrowings and extensions of credit);

         (h) Loans to Less Than Wholly-Owned Non-Utility Subsidiaries. Applicants are authorized to make loans to less than wholly-owned Non-Utility Subsidiaries at interest rates and maturities designed to provide a return to the lending company of not less than its effective cost of capital;

         (i) Tax Allocation Agreement. FirstEnergy and its Subsidiaries are authorized to enter into a tax allocation agreement with respect to tax year 2002 and later years that does not conform in all respects to the requirements of Rule 45(c);

         (j) Changes in Subsidiary Capitalization. FirstEnergy and its Subsidiaries are authorized to change the capitalization of any Subsidiary 50% or more of whose stock is held by FirstEnergy or any other intermediate parent company;

         (k) Dividends from Capital or Unearned Surplus. Non-Utility Subsidiaries are authorized to declare and pay dividends out of capital or unearned surplus, subject to certain restrictions;

         (l) Preliminary Development Activities. FirstEnergy is authorized to expend, directly or through Non-Utility Subsidiaries, up to $300 million at any time on preliminary development activities relating to potential new investments in non-utility businesses;

--------------------

2 FirstEnergy terminated its Shareholder Rights Agreement in 2004. See FirstEnergy Corp., Holding Co. Act Release No. 27844 (May 5, 2004).

         (m) Investments in Energy-Related Companies. FirstEnergy is authorized to make future investments in Energy Related Companies;(3)

         (n) Activities Outside the United States. Energy Related Companies are authorized to engage in energy management and consulting activities anywhere outside the United States and energy marketing and related activities in Canada and Mexico;

         (o) Consolidation of Non-Utility Subsidiaries. FirstEnergy is authorized to consolidate the direct and indirect ownership interests in certain existing non-utility businesses and former subsidiaries of GPU, Inc. ("GPU") under one or more existing or future non-utility holding companies;

         (p) Exemptions from At-Cost Pricing. To the extent not exempt under Rule 90(d), Non-Utility Subsidiaries are authorized to provide services and sell goods to certain specified types of Non-Utility Subsidiaries at market prices determined without regard to cost.

         The securities authorized to be issued under the Current Financing Order are subject to numerous terms, conditions, and limitations, including, among others, limitations on interest rate, maturity, issuance expenses, and use of proceeds; the commitment of FirstEnergy and each of the Utility Subsidiaries to maintain common equity equal to at least 30% of consolidated capitalization; and certain investment grade rating criteria as applicable to securities (other than common stock of FirstEnergy and Money Pool borrowings) to be issued pursuant to the authority granted under the Current Financing Order and to other outstanding securities of the issuer and of FirstEnergy.

         Under the terms of the Current Financing Order, the Commission reserved jurisdiction, pending completion of the record, over: (1) the issuance of securities in those circumstances where FirstEnergy or a Utility Subsidiary does not comply with the 30% common equity criteria; (2) securities issued in reliance upon the authorization granted by the Commission where one or more of investment grade ratings criteria are not met; (3) the entering into Hedge Instruments and Anticipatory Hedges by FirstEnergy which do not qualify for hedge accounting treatment by the Financial Accounting Standards Board; (4) the issuance by FirstEnergy of guarantees on behalf of its Subsidiaries for the benefit of non-affiliated third parties; (5) the ability of FirstEnergy to make certain additional investments in EWGs and "foreign utility companies" ("FUCOs") under Section 33 of the Act in an amount over $1.5 billion; (6) the ability of Energy Related Companies to engage in energy marketing outside of the United States, Canada and Mexico; and (7) the ability of Energy Related Companies to engage in the sale of infrastructure services anywhere outside the United States(4) (collectively, the "Reservations of Jurisdiction").

--------------------

3 An Energy Related Company is any company that would qualify to be an "energy-related company" under Rule 58 but for the fact that a substantial portion of its revenues are derived from activities outside the United States. Any future investments in Energy Related Companies are subject to (that is, count against) the limitation under Rule 58 on investments in "energy-related companies."

4 In Post-Effective Amendment No. 3, filed in this proceeding on October 7, 2005, FirstEnergy is requesting the Commission to release jurisdiction over the sale of infrastructure services by MYR and other Energy-Related Companies in Canada.

         1.3 Relief Requested. The Applicants request a further order of the Commission in this proceeding that extends the Authorization Period and the Reservations of Jurisdiction to February 8, 2006, the effective date of repeal of the Act. All other terms, conditions and limitations set forth in the Current Financing Order will continue to apply.

Item 2.  Fees, Commissions And Expenses
         ------------------------------

         The fees, commissions and expenses incurred or to be incurred in connection with the preparation and filing of this Post-Effective Amendment will not exceed $5,000. The fees, commissions and expenses to be incurred in connection with any specific financing transactions will be within the parameters approved under the Current Financing Order.

Item 3.  Applicable Statutory Provisions
         -------------------------------

         3.1 General. Sections 6(a), 7, 9(a), 10, 12 and 13(b) of the Act and Rules 42, 43, 45, 46, 53, 54, 87(b), and 90 - 92 thereunder are considered applicable to the proposed transactions.

         3.2 Rules 53 and 54. Under Rule 53(a), the Commission shall not make certain specified findings under Sections 7 and 12 in connection with a proposal by a holding company to issue securities for the purpose of acquiring the securities of or other interest in an EWG, or to guarantee the securities of an EWG, if each of the conditions in paragraphs (a)(1) through (a)(4) thereof are met, provided that none of the conditions specified in paragraphs (b)(1) through
(b)(3) of Rule 53 exists. Rule 54 provides that the Commission shall not consider the effect of the capitalization or earnings of subsidiaries of a registered holding company that are EWGs or FUCOs in determining whether to approve other transactions if Rule 53(a), (b) and (c) are satisfied.

         FirstEnergy currently meets all of the conditions of Rule 53(a), except for clause (1). Under the Commission's order dated October 29, 2001 (Holding Co. Act Release No. 27459) approving the merger of FirstEnergy and GPU (the "Merger Order") and the Current Financing Order, the Commission, among other things, authorized FirstEnergy to invest in EWGs and FUCOs so long as FirstEnergy's "aggregate investment," as defined in Rule 53(a)(1), in EWGs and FUCOs does not exceed $5 billion, which $5 billion amount is greater than the amount which would be permitted by clause (1) of Rule 53(a) which, based on FirstEnergy's "consolidated retained earning," also as defined in Rule 53(a)(1), of $1.9 billion as of June 30, 2005, would be $950 million. The Merger Order and the Current Financing Order also specify that this $5 billion amount may include amounts invested in EWGs and FUCOs by FirstEnergy and GPU at the time of the Merger Order ("Current Investments") and amounts relating to possible transfers to EWGs of certain generating facilities owned by certain of FirstEnergy's operating utilities ("GenCo Investments"). FirstEnergy has made the commitment that through December 31, 2005, its aggregate investment in EWGs and FUCOs other than the Current Investments and GenCo Investments ("Other Investments") will not exceed $1.5 billion (the "Modified Rule 53 Test"). Under the Merger Order and Current Financing Order, the Commission reserved jurisdiction over Other Investments that exceed such $1.5 billion amount.

         As of June 30, 2005, FirstEnergy's aggregate investment in EWGs and FUCOs was approximately $1 billion,(5) an amount significantly below the $5 billion amount authorized in the Merger Order. On a pro forma basis, taking into account the recent sale of the fossil-fuel and hydroelectric units of certain of the Utility Subsidiaries to FE GenCo, FirstEnergy's "aggregate investment" in EWGs and FUCOs as of June 30, 2005 would be approximately $2.6 billion, which is still below the $5 billion threshold authorized under the Merger Order and Current Financing Order. Additionally, as of June 30, 2005, FirstEnergy's consolidated retained earnings were $1.9 billion. By way of comparison, FirstEnergy's consolidated retained earnings as of December 31, 2001 were $1.52 billion.

         In any event, even taking into account the capitalization of and earnings from EWGs and FUCOs in which FirstEnergy currently has an interest, there would be no basis for the Commission to withhold approval of the transactions proposed herein. With respect to capitalization, since the date of the Merger Order, there has been no material adverse impact on FirstEnergy's consolidated capitalization resulting from FirstEnergy's investments in EWGs and FUCOs. As of June 30, 2005, FirstEnergy's consolidated capitalization consisted of 43.3% common equity, 1.1% cumulative preferred stock, 52.8% long-term debt and 2.8% notes payable. As of December 31, 2001, those ratios were as follows:
30.3% common equity, 3.1% cumulative preferred stock, 2.2% subsidiary-obligated mandatorily redeemable preferred securities, 60.9% long term debt and 3.5% notes payable. Additionally, the proposed transactions will not have any impact on FirstEnergy's consolidated capitalization. Further, since the date of the Merger Order, FirstEnergy's investments in EWGs and FUCOs have contributed positively to its level of earnings, other than for the negative impact on earnings due to FirstEnergy's writedowns of its investments in Avon Energy Partners Holdings ("Avon") and GPU Empresa Distribuidora Electrica Regional S.A. ("Emdersa").(6)

--------------------

5 This $1 billion amount represents Current Investments only. As of June 30, 2005, FirstEnergy had no GenCo Investments.

6 At the time of the Merger Order, FirstEnergy identified certain former GPU EWG and FUCO investments for divestiture within one year. Among those identified were Avon, a holding company for Midlands Electricity plc, an electric distribution business in the United Kingdom and Emdersa and affiliates, an electric distribution business in Argentina. In May 2002, FirstEnergy sold 79.9% of its interest in Avon, and in the fourth quarter of 2002, recorded a $50 million charge ($32.5 million net of tax) to reduce the carrying value of its remaining 20.1% interest. The remaining 20.1% interest in Avon was sold on January 16, 2004. Through 2002, FirstEnergy was unsuccessful in divesting GPU's former Argentina operations and made the decision to abandon its interest in Emdersa in early 2003. On April 18, 2003, FirstEnergy divested its ownership in Emdersa through the abandonment of its shares in Emdersa's parent company. FirstEnergy included in discontinued operations Emdersa's net income of $7 million and a $67 million charge for the abandonment in the second quarter of 2003. An after-tax loss of $87 million (including $109 million in currency transaction losses arising principally from U.S. dollar denominated debt) was included in discontinued operations in 2002. In December 2003, Emdersa Guaracachi S. A. ("EGSA"), GPU Power's Bolivia subsidiary, was sold to Bolivia Integrated Energy Limited. FirstEnergy included in discontinued operations a $33 million loss on the sale of EGSA in the fourth quarter of 2003 and an operating loss for the year of $2 million. On January 30, 2004, FirstEnergy sold its 28.67% interest in Termobarranquilla S. A., Empresa de Servicios Publicos ("TEBSA") for $12 million. An impairment loss of $26 million related to TEBSA was recorded in December 2003 in Other Operating Expenses on the consolidated statement of income and no gain or loss was recognized upon the sale in 2004.

         The domestic public utility subsidiaries of FirstEnergy are financially sound companies as indicated by their investment grade ratings from the nationally recognized rating agencies for their senior secured debt. The following chart includes a breakdown of the senior, secured credit ratings for those utility subsidiaries that currently have ratings for senior, secured debt:

       -------------------------------------------------------------------------
       Subsidiary              Standard & Poors(7)    Moody's(8)      Fitch(9)
       -------------------------------------------------------------------------
       -------------------------------------------------------------------------
       Cleveland Electric             BBB                Baa2           BBB-
       Toledo Edison                  BBB                Baa2           BBB-
       Penn Power                     BBB+               Baa1           BBB+
       Jersey Central Power           BBB+               Baa1           BBB+
       Metroplitan Edison Co.         BBB+               Baa1           BBB+
       -------------------------------------------------------------------------


         Ohio Edison and Penelec no longer have ratings for the senior secured debt category. However, Ohio Edison's senior unsecured debt is rated BBB- by S&P, Baa2 by Moodys and BBB by Fitch; and Penelec's senior unsecured debt is rated BBB by S&P, Baa2 by Moodys and BBB by Fitch.

         FirstEnergy satisfies all of the other conditions of paragraphs (a) and
(b) of Rule 53. With respect to Rule 53(a)(2), FirstEnergy maintains books and records in conformity with, and otherwise adheres to, the requirements thereof. With respect to Rule 53(a)(3), prior to the effective date of repeal of the Act, no more than 2% of the employees of FirstEnergy's domestic public utility companies render services, at any one time, directly or indirectly, to EWGs or FUCOs in which FirstEnergy directly or indirectly holds an interest. With respect to Rule 53(a)(4), FirstEnergy will, prior to the effective date of repeal of the Act, continue to provide a copy of each application and certificate relating to EWGs and FUCOs and relevant portions of its Form U5S to each regulator referred to therein, and will otherwise comply with the requirements thereof concerning the furnishing of information. With respect to Rule 53(b), none of the circumstances enumerated in subparagraphs (1), (2) and
(3) thereunder have occurred.

Item 4.  Regulatory Approvals
         --------------------

         Except as disclosed in the amended Application/Declaration filed in this proceeding, no other state or local regulatory body or agency, and no other federal commission or agency, has jurisdiction over such transactions. No securities will be issued and no other action will be taken during the extended Authorization Period unless, at such time, any necessary state commission approvals have been obtained and are then in effect.

--------------------

7     Standard & Poor's Rating Services

8     Moody's Investors Service, Inc.

9     Fitch, Inc.

Item 5.  Procedure
         ---------

         The Applicants request that a notice of filing of this Post-Effective Amendment be issued as soon as practicable and that a supplemental order approving the request made herein be issued as soon as the Commission's rules allow and in any event not later than December 31, 2005. The Applicants further request that there be no 30-day waiting period between the issuance of the Commission's supplemental order and the date on which it is to become effective. The Applicants waive a recommended decision by a hearing or other responsible officer of the Commission and consent to the participation of the Division of Investment Management in the preparation of the Commission's decision and/or order in this matter unless the Division of Investment Management opposes the matters covered hereby.

Item 6.  Exhibits And Financial Statements
         ---------------------------------

         (a) Exhibits.
             --------

                  A-1 Amended Articles of Incorporation of FirstEnergy. (Incorporated by reference to Exhibit 4(a) Registration Statement on Form S-3 filed on March 17, 2003 in File No. 333-103865)

                  A-2 FirstEnergy Amended Code of Regulations. (Incorporated by reference to Exhibit 3 to Annual Report on Form 10-K/A filed on April 16, 2001 in File No. 333-21011)

                  B-1 Utility Money Pool Agreement. (Incorporated by reference to Exhibit N-2 to the Form U-1 Application/Declaration in File No. 70-9793)

                  B-2 Non-Utility Money Pool Agreement. (Incorporated by reference to Exhibit N-3 to the Form U-1 Application/Declaration in File No. 70-9793)

                  C-1 Registration Statement on Form S-3, filed March 17, 2003. (Incorporated by reference to File No. 333-103865)

                  C-2 Registration Statement on Form S-3, as amended, filed February 11, 2003 (Stock Investment Plan). (Incorporated by reference to File No. 333-102074)

                  C-3 Registration Statement on Form S-8, filed November 26, 2002 (Rights Agreement and Deferred Compensation Plans). (Incorporated by reference to File No. 333-21011)

                  D        Not applicable

                  E        Not applicable

                  F        Opinion of Counsel (to be filed by amendment)

                  G        Form of Federal Register Notice (previously filed).

         (b) Financial Statements.
             --------------------

                  FS-1 FirstEnergy Consolidated Balance Sheets as of December 31, 2004, and Consolidated Statements of Income, Statement of Retained Earnings, and Consolidated Statements of Cash Flows for the year ended December 31, 2004. (Incorporated by reference to FirstEnergy Form 10-K for the period ended December 31, 2004, as amended by Form 10-K/A) (File No. 333-21011)

                  FS-2 Ohio Edison Company Consolidated Balance Sheet as of December 31, 2004, and Consolidated Statements of Income, Statement of Retained Earnings and Consolidated Condensed Statements of Cash Flows for the year ended December 31, 2004. (Incorporated by reference to Ohio Edison Company Form 10-K for the period ended December 31, 2004) (File No. 1-2578)

                  FS-3 The Cleveland Electric Illuminating Company Consolidated Balance Sheet as of December 31, 2004, and Consolidated Statements of Income, Statement of Retained Earnings and Consolidated Condensed Statements of Cash Flows for the year ended December 31, 2004. (Incorporated by reference to The Cleveland Electric Illuminating Company Form 10-K for the period ended December 31, 2004, as amended by Form 10-K/A) (File No.
                           1-2323)

                  FS-4 The Toledo Edison Company Consolidated Balance Sheet as of December 31, 2004, and Consolidated Statements of Income, Statement of Retained Earnings and Consolidated Condensed Statements of Cash Flows for the year ended December 31, 2004. (Incorporated by reference to The Toledo Edison Company Form 10-K for the period ended December 31, 2004, as amended by Form 10-K/A) (File No. 1-3583)

                  FS-5 Pennsylvania Power Company Consolidated Balance Sheet as of December 31, 2004, and Consolidated Statements of Income, Statement of Retained Earnings, and Consolidated Condensed Statements of Cash Flows for the year ended December 31, 2004. (Incorporated by reference to Pennsylvania Power Company Form 10-K for the period ended December 31, 2004) (File No. 1-3491)

                  FS-6 Metropolitan Edison Company Consolidated Balance Sheet as of December 31, 2004, and Consolidated Statements of Income, Statement of Retained Earnings and Consolidated Condensed Statements of Cash Flows for the year ended December 31, 2004. (Incorporated by reference to Metropolitan Edison Company Form 10-K for the period ended December 31, 2004) (File No. 1-446)

                  FS-7 Pennsylvania Electric Company Consolidated Balance Sheet as of December 31, 2004, and Consolidated Statements of Income, Statement of Retained Earnings and Consolidated Condensed Statements of Cash Flows for the year ended December 31, 2004. (Incorporated by reference to Pennsylvania Electric Company Form 10-K for the period ended December 31, 2004) (File No. 1-3522)

                  FS-8 Jersey Central Power & Light Company Consolidated Balance Sheet as of December 31, 2004, and Consolidated Statements of Income, Statement of Retained Earnings and Consolidated Condensed Statements of Cash Flows for the year ended December 31, 2004. (Incorporated by reference to Jersey Central Power & Light Company Form 10-K for the period ended December 31, 2004) (File No. (File No. 1-3141)

                  FS-9 FirstEnergy Consolidated Balance Sheets as of June 30, 2005, and Consolidated Statements of Income, Statement of Retained Earnings, and Consolidated Statements of Cash Flows for the six months ended June 30, 2005. (Incorporated by reference to FirstEnergy Form 10-Q for the period ended June 30,
                           2005) (File No.
                           333-21011)

                  FS-10 Ohio Edison Company Consolidated Balance Sheet as of June 30, 2005, and Consolidated Statements of Income, Statement of Retained Earnings and Consolidated Condensed Statements of Cash Flows for the six months ended June 30, 2005. (Incorporated by reference to Ohio Edison Company Form 10-Q for the period ended June 30, 2005) (File No. 1-2578)

                  FS-11 The Cleveland Electric Illuminating Company Consolidated Balance Sheet as of June 30, 2005, and Consolidated Statements of Income, Statement of Retained Earnings and Consolidated Condensed Statements of Cash Flows for the six months ended June 30, 2005. (Incorporated by reference to The Cleveland Electric Illuminating Company Form 10-Q for the period ended June 30, 2005) (File No. 1-2323)

                  FS-12 The Toledo Edison Company Consolidated Balance Sheet as of June 30, 2005, and Consolidated Statements of Income, Statement of Retained Earnings and Consolidated Condensed Statements of Cash Flows for the six months ended June 30, 2005. (Incorporated by reference to The Toledo Edison Company Form 10-Q for the period ended June 30, 2005) (File No. 1-3583)

                  FS-13 Pennsylvania Power Company Consolidated Balance Sheet as of June 30, 2005, and Consolidated Statements of Income, Statement of Retained Earnings, and Consolidated Condensed Statements of Cash Flows for the six months ended June 30, 2005. (Incorporated by reference to Pennsylvania Power Company Form 10-Q for the period ended June 30, 2005) (File No. 1-3491)

                  FS-14 Metropolitan Edison Company Consolidated Balance Sheet as of June 30, 2005and Consolidated Statements of Income, Statement of Retained Earnings and Consolidated Condensed Statements of Cash Flows for the six months ended June 30, 2005. (Incorporated by reference to Metropolitan Edison Company Form 10-Q for the period ended June 30, 20053) (File No. 1-446)

                  FS-15 Pennsylvania Electric Company Consolidated Balance Sheet as of June 30, 2005, and Consolidated Statements of Income, Statement of Retained Earnings and Consolidated Condensed Statements of Cash Flows for the six months ended June 30, 2005. (Incorporated by reference to Pennsylvania Electric Company Form 10-Q for the period ended June 30, 2005) (File No. 1-3522)

                  FS-16 Jersey Central Power & Light Company Consolidated Balance Sheet as of June 30, 2005, and Consolidated Statements of Income, Statement of Retained Earnings and Consolidated Condensed Statements of Cash Flows for the six months ended June 30, 2005. (Incorporated by reference to Jersey Central Power & Light Company Form 10-Q for the period ended June 30, 2005) (File No. (File No. 1-3141)

         There have been no material changes, not in the ordinary course of business, to the aforementioned balance sheets from June 30, 2005, to the date of this Post-Effective Amendment.


Item 7.  Information As To Environmental Effects
         ---------------------------------------

         The proposed transactions do not involve "major federal actions significantly affecting the quality of the human environment" as set forth in
Section 102(2)(C) of the National Environmental Policy Act, 42 U.S.C. Sec. 4321 et seq. Consummation of the proposed transactions will not result in changes in the operations of the Applicants that would have any impact on the environment. No federal agency is preparing an environmental impact statement with respect to this matter.

                                   SIGNATURES

         Pursuant to the requirements of the 1935 Act, the undersigned companies have duly caused this Post-Effective Amendment to be signed on their behalves by the undersigned thereunto duly authorized.

                                    FirstEnergy Corp.
                                    Ohio Edison Company and its Subsidiaries
                                    The Cleveland Electric Illuminating Company
                                    The Toledo Edison Company
                                    Pennsylvania Power Company
                                    American Transmission Systems, Incorporated
                                    FE Acquisition Corp.
                                    FirstEnergy Properties, Inc.
                                    FirstEnergy Facilities Services Group, LLC
                                    FirstEnergy Nuclear Operating Company
                                    FirstEnergy Solutions Corp.
                                    FirstEnergy Generation Corp.
                                    FirstEnergy Ventures Corp.
                                    FirstEnergy Service Company
                                    Jersey Central Power & Light Company
                                    Pennsylvania Electric Company
                                    Metropolitan Edison Company
                                    York Haven Power Company
                                    The Waverly Electric Power & Light Company
                                    GPU Capital, Inc.
                                    GPU Electric, Inc.
                                    GPU Diversified Holdings, LLC
                                    GPU Power, Inc.
                                    FirstEnergy Telecom Services, Inc.
                                    GPU Nuclear, Inc.


                                    By:    /s/ Harvey L. Wagner
                                           --------------------
                                    Name:  Harvey L. Wagner
                                    Title: Vice President, Controller and Chief
                                           Accounting Officer


                                    MYR Group, Inc.


                                    By:    /s/ David W. Whitehead
                                           ----------------------
                                    Name:  David W. Whitehead
                                    Title: Assistant Secretary


                                    FELHC, Inc.


                                    By:    /s/ David W. Whitehead
                                           ----------------------
                                    Name:  David W. Whitehead
                                    Title: Corporate Secretary


                                    FirstEnergy Securities Transfer Company


                                    By:    /s/ David W. Whitehead
                                           ----------------------
                                    Name:  David W. Whitehead
                                    Title: President and Corporate Secretary


Date:    November 4, 2005